American Assets Trust, Inc. Reports Third Quarter 2014 Financial Results

FFO per share increases 8% and 4% year-over-year for the three and nine months ended September 30, 2014, respectively
Increases quarterly dividend 6% to $0.2325 per share of common stock

SAN DIEGO, California - 11/4/14 - American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its third quarter ended September 30, 2014.

Financial Results and Recent Developments

•	Funds From Operations increased 8% and 4% to $0.42 and $1.20 per diluted share for the three and nine months ended September 30, 2014, respectively, compared to the same periods in 2013

•	Increasing 2014 annual guidance to a range of $1.59 to $1.61 of FFO per diluted share, a 1% increase over the prior midpoint

•	Increasing quarterly dividend 6% to $0.2325 per share of common stock for the fourth quarter of 2014

•	Introducing 2015 annual guidance range of $1.65 to $1.73 of FFO per diluted share, a 6% increase over the 2014 annual guidance midpoint

•	Net income available to common stockholders of $6.4 million and $14.7 million for the three and nine months ended September 30, 2014, respectively, or $0.15 and $0.35 per diluted share, respectively

•	Leased approximately 48,000 comparable retail square feet at an average cash-basis and GAAP-basis contractual rent increase of 16% and 17%, respectively

•	Leased approximately 25,400 comparable office square feet at an average cash-basis and GAAP-basis contractual rent increase of 3% and 11%, respectively

•	Signed 26 retail and office leases for approximately 121,700 square feet

During the third quarter of 2014, the Company generated funds from operations (“FFO”) for common stockholders of $25.4 million, or $0.42 per diluted share, compared to $22.8 million, or $0.39 per diluted share, for the quarter ended September 30, 2013. For the nine months ended September 30, 2014, the Company generated FFO for common stockholders of $71.9 million, or $1.20 per diluted share, compared to $66.0 million, or $1.15 per diluted share, for the nine months ended September 30, 2013. The increase in FFO from the corresponding period in 2013 was largely due to a decrease in interest expense as a result of the Company's payoff of the outstanding mortgage at Alamo Quarry Market during the fourth quarter of 2013. The increase for the nine months ended September 30, 2014 was also attributed to a net termination fee received for a canceled acquisition during the second quarter of 2014.

Net income attributable to common stockholders was $6.4 million, or $0.15 per basic and diluted share, respectively, for the three months ended September 30, 2014 compared to $4.2 million, or $0.11 per basic and diluted share, for the three months ended September 30, 2013. For the nine months ended September 30, 2014, net income attributable to common stockholders was $14.7 million, or $0.35 per basic and diluted share, respectively, compared to net income attributable to common stockholders of $10.5 million, or $0.27 per basic and diluted share, for the nine months ended September 30, 2013.  The increase in net income attributable to common stockholders was largely due to a decrease in interest expense and receipt of a termination fee as noted above.

FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2014	June 30, 2014	September 30, 2013
Total Portfolio
Retail	98.7%	98.8%	95.6%
Office	89.9%	88.5%	91.4%
Multifamily	96.4%	98.8%	96.7%
Mixed-Use:
Retail	99.5%	99.5%	97.9%
Hotel	82.6%	80.7%	88.7%

Same-Store Portfolio
Retail	98.7%	98.8%	95.5%
Office	94.1%	92.5%	96.9%
Multifamily	96.4%	98.8%	96.7%
Mixed-Use:
Retail	99.5%	99.5%	97.9%
Hotel	82.6%	80.7%	88.7%

During the third quarter of 2014, the Company signed 26 leases for approximately 121,700 square feet of retail and office space, as well as 307 multifamily apartment leases. Renewals accounted for 90.9% of the comparable retail leases, 75.0% of the comparable office leases and 68.4% of the residential leases.

Retail and Office
On a comparable space basis (i.e., leases for which there was a former tenant) during the third quarter of 2014, our retail and office leasing spreads are shown below:

Q3 2014	Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	11	48,000	16.0%	$31.59	$27.22	16.8%
Office	8	25,400	3.3%	$35.37	$34.24	11.0%

Multifamily
At September 30, 2014, the average monthly base rent per leased unit was $1,476 compared to an average monthly base rent per leased unit of $1,410 at September 30, 2013.

Same-Store Operating Income
For the three and nine months ended September 30, 2014, same-store property operating income increased 5.4% and 1.1%, respectively, on a cash basis compared to the corresponding periods in 2013. For the three and nine months ended September 30, 2014, same-store property operating income increased 4.1% and 0.6%, respectively, on a GAAP basis compared to the corresponding periods in 2013. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)			Nine Months Ended (1)
	September 30,			September 30,
	2014	2013	Change	2014	2013	Change
Cash Basis:
Retail	$17,390	$16,905	2.9%	$50,655	$51,529	(1.7)%
Office	10,950	9,975	9.8	31,669	30,081	5.3
Multifamily	2,788	2,630	6.0	8,147	7,621	6.9
Mixed-Use	6,759	6,434	5.1	17,015	17,070	(0.3)
	$37,887	$35,944	5.4%	$107,486	$106,301	1.1%

GAAP Basis:
Retail	$18,011	$17,097	5.3%	$52,083	$51,762	0.6%
Office	11,730	11,555	1.5	34,571	34,867	(0.8)
Multifamily	2,788	2,630	6.0	8,147	7,621	6.9
Mixed-Use	6,699	6,383	5.0	16,854	16,704	0.9
	$39,228	$37,665	4.1%	$111,655	$110,954	0.6%

(1)	Same-store portfolio excludes (i) Torrey Reserve Campus and Lloyd District Portfolio due to significant redevelopment activity during the period and (ii) land held for development.

On a same-store basis, retail property operating income increased for the three months ended September 30, 2014 compared to the same periods in 2013 primarily due to the increase in percentage leased in 2014. On a same-store basis, retail property operating income decreased on a cash basis for the nine months ended September 30, 2014 primarily due to the expiration of the Foodland Super Market lease at Waikele Center on January 25, 2014.

On a same-store basis, office property operating income increased for the three and nine months ended September 30, 2014 compared to the same periods in 2013 primarily due to leases at The Landmark at One Market and City Center Bellevue, offset by the expiration of the Tax and Treasury Administration lease at First & Main during the fourth quarter of 2013. The difference between operating income on a cash basis and GAAP basis for the nine months ended September 30, 2014 is attributed to the expiration of below market leases at City Center Bellevue in 2014.

On a same-store basis, multifamily property operating income increased for the three and nine months ended September 30, 2014 compared to the corresponding periods in 2013 primarily due to an increase in average occupancy and average monthly base rent during 2014.

On a same-store basis, mixed-use property operating income increased for the three months ended September 30, 2014 compared to the corresponding period in 2013 primarily due to an increase in the percentage leased and parking income at the retail portion of our mixed-use property. On a same-store basis, mixed-use property operating income on a cash basis decreased for the nine months ended September 30, 2014 compared to the corresponding period in 2013 primarily due to a decrease in occupancy and lower revenue per available room at the hotel portion of our mixed-use property in connection with the hotel room refresh. The difference between operating income on a cash basis and GAAP basis for the nine months ended September 30, 2014 is attributed to the expiration of above market leases at the retail portion of our mixed-use property during 2013.

Development
Our redevelopment efforts at Lloyd District Portfolio and Torrey Reserve Campus are ongoing. Both projects remain within budget and on schedule, with the newly completed building at Torrey Reserve Campus being ahead of schedule on leasing activity. Projected costs of the redevelopment at Lloyd District Portfolio are approximately $192 million, of which approximately $101 million has been incurred to date. We expect to incur the remaining costs for redevelopment of the Lloyd District Portfolio in 2014 and 2015. We expect the Lloyd District Portfolio redevelopment to be stabilized in 2017 with an estimated stabilized yield of approximately 6.25% to 7.25% based on initial estimates. Projected costs of the redevelopment at Torrey Reserve Campus are approximately $34 million, of which approximately $28 million has been incurred to date. We expect to incur the remaining costs for this project in 2014 and 2015. We expect the Torrey Reserve Campus redevelopment to be stabilized in 2015 with an estimated stabilized yield of approximately 8.6%. Our redevelopment and development opportunities are subject to market conditions and actual results may vary.

Private Placement of Notes
On October 31, 2014, we entered into a Note Purchase Agreement with a group of institutional purchasers that provided for the private placement of an aggregate of $350 million of senior guaranteed notes, of which (i) $150 million are designated as 4.04% Senior Guaranteed Notes, Series A due October 31, 2021 (the “Series A Notes”), (ii) $100 million are designated as 4.45% Senior Guaranteed Notes, Series B, due February 2, 2025 (the “Series B Notes”) and (iii) $100 million are designated as 4.50% Senior Guaranteed Notes, Series C, due April 1, 2025 (the “Series C Notes”, and collectively with the Series A Notes and Series B Notes, are referred to herein as, the “Notes”). The Series A Notes were issued on October 31, 2014. The Series B Notes are expected to be issued on February 2, 2015 and the Series C Notes are expected to be issued on April 1, 2015, each subject to customary closing conditions. Upon issuance, the Notes will pay interest quarterly on the last day of January, April, July and October until their respective maturities.

Prior to closing of the Series A Notes, we entered into a one-month forward-starting interest swap to reduce the interest rate variability exposure of the projected interest cash outflows under the then-prospective private placement of the Series A Notes described above. As a result, net of the settlement of the forward-starting interest rate swap, the fixed interest rate in accordance with GAAP for the Series A Notes is approximately 3.88% per annum, through maturity.

Balance Sheet and Liquidity
At September 30, 2014, the Company had gross real estate assets of $2.1 billion and liquidity of $345.1 million, comprised of cash and cash equivalents of $95.1 million and $250.0 million of availability on its line of credit.

For the three months ended September 30, 2014, we issued 599,582 shares of common stock through the ATM equity program at a weighted average price per share of $35.01, resulting in net proceeds of $20.7 million. For the nine months ended September 30, 2014, we issued 2,710,067 shares of common stock through the ATM equity program at a weighted average price per share of $33.84, resulting in net proceeds of $90.6 million. We intend to use the net proceeds primarily to fund our development activities at Torrey Reserve Campus and Lloyd District Portfolio. As of September 30, 2014, we had the capacity to issue up to an additional $32.3 million in shares of common stock under our ATM equity program.

On September 12, 2014, we entered into a common stock purchase agreement (the “Purchase Agreement”) with Insurance Company of the West, a California corporation ("ICW") which is an insurance company majority owned and controlled by Ernest Rady, the Executive Chairman of our Board of Directors. The Purchase Agreement provided for the sale by us to ICW, in a private placement, of 400,000 shares of our common stock at a purchase price of $33.76 per share, resulting in gross proceeds to us of approximately $13.5 million. The price per share paid by ICW was equal to the closing price of a share of our common stock on the New York Stock Exchange on the date of the Purchase Agreement. These shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from us in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under securities laws only in certain limited circumstances. ICW must bear the economic risk of this investment indefinitely unless the shares are registered pursuant to securities laws, or an exemption from registration is available.

Dividends
The Company declared dividends on its shares of common stock of $0.22 per share for the third quarter of 2014. The dividends were paid on September 26, 2014.

In addition, the Company has declared a dividend on its common stock of $0.2325 per share for the quarter ending December 31, 2014, which is a 6% increase over the prior quarterly dividend of $0.22 per share. The dividend will be paid on December 26, 2014 to stockholders of record on December 12, 2014.

Guidance
The Company increased its guidance for full year 2014 FFO per diluted share to a range of $1.59 to $1.61 per share from the prior range of $1.56 to $1.62 per share, an increase of 1% over the prior midpoint. Additionally, the Company is providing its initial guidance for a full year 2015 FFO per diluted share of a range of $1.65 to $1.73, an increase of 6% from the 2014 annual guidance midpoint. The Company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments, except that guidance includes the remaining issuance of the Company's existing at-the-market equity program in 2015. The Company will discuss key assumptions regarding the guidance tomorrow on the conference call.
The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates and the amount and timing of acquisition and development activities. The Company's actual results may differ materially from these estimates.
Conference Call
The Company will hold a conference call to discuss the results for the third quarter of 2014 on Wednesday, November 5, 2014 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-474-9506 and use the pass code 13039346. A telephonic replay of the conference call will be available beginning at 10:00 a.m. PT on Wednesday, November 5, 2014 through Wednesday, November 12, 2014. To access the replay, dial 1-888-286-8010 and use the pass code 12157070. A live on-demand audio webcast of the conference call will be available on the Company's website at www.americanassetstrust.com. A replay of the call will also be available on the Company's website.

Supplemental Information
Supplemental financial information regarding the Company's third quarter 2014 results may be found in the “Investor Relations” section of the Company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	September 30, 2014 (unaudited)	December 31, 2013
Assets
Real estate, at cost
Operating real estate	$1,927,359	$1,919,015
Construction in progress	153,958	67,389
Held for development	9,139	9,013
	2,090,456	1,995,417
Accumulated depreciation	(352,417)	(318,581)
Net real estate	1,738,039	1,676,836
Cash and cash equivalents	95,145	48,987
Restricted cash	11,835	9,124
Accounts receivable, net	7,552	7,295
Deferred rent receivables, net	34,814	32,531
Other assets, net	51,275	57,670
Total assets	$1,938,660	$1,832,443
Liabilities and equity
Liabilities:
Secured notes payable	$953,190	$952,174
Term loan	100,000	—
Line of credit	—	93,000
Accounts payable and accrued expenses	53,231	37,063
Security deposits payable	5,276	5,163
Other liabilities and deferred credits, net	55,992	58,465
Total liabilities	1,167,689	1,145,865
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 43,614,913 and 40,512,563 shares issued and outstanding at September 30, 2014 and December 31, 2013, respectively	436	405
Additional paid-in capital	794,432	692,196
Accumulated dividends in excess of net income	(57,269)	(44,090)
Accumulated other comprehensive loss	624	—
Total American Assets Trust, Inc. stockholders' equity	738,223	648,511
Noncontrolling interests	32,748	38,067
Total equity	770,971	686,578
Total liabilities and equity	$1,938,660	$1,832,443

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenue:
Rental income	$63,593	$62,405	$182,868	$181,332
Other property income	3,750	2,913	10,654	9,080
Total revenue	67,343	65,318	193,522	190,412
Expenses:
Rental expenses	17,374	17,430	50,494	50,402
Real estate taxes	5,899	5,768	17,054	16,044
General and administrative	4,682	4,031	13,929	12,658
Depreciation and amortization	16,352	16,648	50,902	50,614
Total operating expenses	44,307	43,877	132,379	129,718
Operating income	23,036	21,441	61,143	60,694
Interest expense	(13,325)	(14,764)	(40,396)	(44,244)
Other income (expense), net	(621)	(419)	352	(763)
Net income	9,090	6,258	21,099	15,687
Net income attributable to restricted shares	(95)	(132)	(259)	(397)
Net income attributable to unitholders in the Operating Partnership	(2,578)	(1,903)	(6,108)	(4,752)
Net income attributable to American Assets Trust, Inc. stockholders	$6,417	$4,223	$14,732	$10,538

Net income per share
Basic income attributable to common stockholders per share	$0.15	$0.11	$0.35	$0.27
Weighted average shares of common stock outstanding - basic	42,539,019	39,816,753	41,653,229	39,439,488

Diluted income attributable to common stockholders per share	$0.15	$0.11	$0.35	$0.27
Weighted average shares of common stock outstanding - diluted	60,444,276	57,777,667	59,559,944	57,423,959

Dividends declared per common share	$0.22	$0.21	$0.66	$0.63

Reconciliation of Net Income to Funds From Operations
The Company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

	Three Months Ended	Nine Months Ended
	September 30, 2014	September 30, 2014
Funds From Operations (FFO)
Net income	$9,090	$21,099
Depreciation and amortization of real estate assets	16,352	50,902
FFO, as defined by NAREIT	$25,442	$72,001
Less: Nonforfeitable dividends on incentive stock awards	(25)	(96)
FFO attributable to common stock and units	$25,417	$71,905
FFO per diluted share/unit	$0.42	$1.20
Weighted average number of common shares and units, diluted	60,742,610	59,857,742

Reported results are preliminary and not final until the filing of the Company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company's properties, all of which have real economic effects and could materially impact the Company's results from operations, the utility of FFO as a measure of the Company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company's performance. FFO should not be used as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including the Company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “Company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation's most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.6 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607